Exhibit 99.3

SMG Indium Resources Announces the Purchase of RigHands™ product line

Proprietary Industrial Strength Hand Cleaner Product fits existing distribution channels

HOUSTON, TX. February 15, 2018 (GLOBE NEWSWIRE) - SMG Indium Resources Ltd. (the "Company") (OTCQB:SMGI), an oilfield services company headquartered in Houston, Texas, focused in selling products and services to drilling rig operators, E&P companies and other oilfield companies today announced the acquisition of RigHands™, an industrial strength hand cleaner product line, and its intellectual property through its wholly-owned subsidiary MG Cleaners LLC. RigHands™ is a trademarked branded product which is focused on the oilfield and industrial markets.

Mr. Matt Flemming, CEO of SMG, stated: "We are excited to add RigHands™ to our existing product lines and related distribution channels. We currently anticipate RigHands™ will generate at least $150,000 of revenue within the first year post-acquisition which should accelerate the Company’s growth. RigHands™ will be sold through the Company's wholly-owned subsidiary MG Cleaners LLC’s sales force and its existing distribution partners." Mr. Flemming continued, “We believe RigHands™ will provide an entrance into another sales channel in the industrial cleaning market for MG Cleaners.”

The consideration paid for the product line and its intellectual property was $150,000, effected through the issuance of a promissory note by MG Cleaners LLC, bearing five percent interest and payable in equal monthly installments over 36 months.

About SMG Indium Resources Ltd.: SMGI is an oilfield services company that operates throughout Texas. The Company, through its wholly-owned subsidiary MG Cleaners LLC, is focused on selling proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue™) to oilfield drilling rig contractors and oilfield companies. In addition to the Company's proprietary products, SMGI sells equipment and parts and has service crews that perform on-site repairs, maintenance and drilling rig wash services for customers such as Nabors Industries, Patterson-UTI, Helmrich & Payne, Cactus Drilling and others. SMG Indium Resources Ltd's headquarters are located in Houston, Texas with facilities in Carthage, Texas and Odessa, Texas. Read more at www.smg-indium.com and www.mgcleansersllc.com.

Source: Matthew Flemming, SMG Indium Resources Ltd. +1-713-821-3153